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                                                                   Exhibit 12(a)

                 CERTIFICATE OF HOLDER OF BENEFICIAL INTERESTS

               Merrill Lynch Basic Value Fund, Inc., a holder of beneficial interests in the amount of $100,000, of Master Basic Value Trust (the "Trust"), does hereby confirm to the Trust its representations that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                   Merrill Lynch Basic Value Fund, Inc.


                                   By: /s/ Donald C. Burke
                                       ----------------------------
                                   Name:  Donald C. Burke

Dated:  October 13, 2000